Exhibit F

TROUTMAN SANDERS LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308-2216
(404) 885-3000

October 5, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

       Re:       The Southern Company
                    File No. 70-8961

Ladies and Gentlemen:

               We are familiar with the statement on Form U-1, as amended, filed by The Southern
Company ("Southern") in the above-referenced proceeding with respect to its proposed guaranty of indebtedness or other obligations incurred by Southern Company Services, Inc., as described therein.

               We are of the opinion that Southern is a validly organized and duly existing corporation under the laws of the State of Delaware and that, upon the adoption of appropriate resolutions by the board of directors of Southern (or a duly authorized committee thereof), upon the issuance of your order or orders in this matter permitting such statement on Form U-1 to become effective, and in the event that the proposed transactions are consummated in accordance with the terms of such statement on Form U-1 and your order or orders:

     (a)      all state laws applicable to the proposed guarantees by Southern will have been complied with;

     (b)     such guarantees will be valid and binding obligations of Southern in accordance with their terms; and

     (c)      the consummation of such guarantees by Southern will not violate the legal rights of the holders of any securities issued by Southern or any associate company thereof.

               We hereby consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.

                                                                  Very truly yours,

                                                                  /s/ TROUTMAN SANDERS LLP
                                                                  TROUTMAN SANDERS LLP